Exhibit 10.45

Agreement on Technical Service

     This Agreement is made and entered into this day of January 1, 2003 by and between Beijing SINA Internet Technology Service Co., Ltd. (“Party A”) with its principle address at Floor 16, Block C, SOHO City, 88 Jianguo Road, Chaoyang District, Beijing, PRC and Beijing SINA Internet Information Service Co., Ltd. (“Party B”) with its principle address at #A1, Wanquanzhuang, Haidian District, Beijing, PRC.

     Whereas:

(1)	Party A is a limited liability company incorporated in PRC and owns the sources and technologies of website development system software.
(2)	Party B is a limited liability company incorporated in PRC and is currently engaged in the business of internet information service.
(3)	Party A agrees to utilize its resources to provide website software application services, including but not limited to technical support, technical training and technical consultation services, to Party B according to the clauses and conditions set forth in this agreement. Party B agrees to accept the above services rendered by Party A.

     NOW, THEREFORE, through consultation, the parties hereby agree as follows:

1.	Technical Support

1.1	Party A agrees to render related technical support for the business of web site production to Party B. Specific technical support contents include but not limited to:

1.1.1	Inspection and maintenance of website operation equipment (include but not limited to servers, storage appliances, switches, routers, NAS appliances, desktop work stations, notebook computers);
1.1.2	Daily maintenance of website system software (include but not limited “RichWin”, “Shenzhou Net”, website publishing system);
1.1.3	On-site services of other system software, database software and application software required by Party B, include but not limited to modification and upgrading services.

1.2	Party A agrees to render related technical support for the business of mobile value-added telecommunications service to Party B, included but not limited to:
1.2.1	Overall designing of system;
1.2.2	Trial operation and testing of system;
1.2.3	Daily maintenance of system software

2.	Technical training

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2.1	As requested by Party B, Party A provides Party B the user guide, user manual and other system information documents of system software, database software or application software which are necessary for the operation of Party B.

2.2	As requested by Party B, Party A provides to Party B necessary training on system software, database software or application software, including basic training (operation training) and advance training (refers to training on system software maintenance and template management to system software administrator). Party A responsible for trainer, venue, material and equipment.

3.	Technical consultation

3.1	Provide consultation service for the purchase of equipment and software and hardware system needed for network operation developed by party B, including, but not limited to technical advice for selection, systematic installation and debugging of tool software, internet applications and technical platform as well as purchase, type and performance of suitable hardware facilities and equipment.
3.2	In relation to technology project specified by party B, Party A agrees to provide technical consultation service including technical argument, technical forecast, technical investigation for specific subject, report of analysis and assessment to party B
3.3	Provide technical consultation for application of network software, hardware, equipment and online editing software of the system set or to be set by party B.
3.4	Provide the following information to party B: domestic, oversea and party B’s network service including investigation, analysis and assessment report of trend, technology, cost and income of special network service.
3.5	Party B may make problem inquiry or function consultation on specific technical problems through Email, telephone, fax and the engineers of party A shall assist Party B to settle such problems for clients.
3.6	In case of any emergency out of Party B’ control, the engineers of Party A may log into the websites via telnet to inspection and system and then solve the problems after obtaining consent from Party A.
3.7	Party A may meet the requirements of other technical consultations proposed by party B within its compass.

4.	Technical Services Fees and Payment

4.1	For technical support, technical training and technical consultation services rendered by Party A, both parties confirmed agree hereby that the technical service fee payable by Party B to Party A shall be based on the following formula:

          Technical services fee = unit cost (as defined below) x number of labor x number of hours x number of calendar days

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                Unit cost is defined as Rmb 1000 Yuan per hour per labor

5.	Intellectual Property Rights

5.1      Party A shall have the exclusive rights to intellectual property created from performing this agreement, include but not limited to its development of any software and advertisement design copy rights.

6.	Confidentiality

6.1	Either party shall keep any confidential material or information (hereinafter referred to as “confidential information”) of the other party acquired or accessed in signing or performing this agreement highly confidential and shall not disclose, give or transfer such confidential information to any third party.
6.2	Either party shall return, destroy or disposition any document, data or software carrying confidential information of the other party to such party in any desirable way upon request and shall not use such confidential information thereafterwards.
6.3	Both parties agree that this clause remains effective no matter the agreement had been revised, cancelled or terminated.

7.	Representation Undertaking and Warranty

7.1	Party A represents, undertakes and warrants to the other party the following:
7.1.1	Be a company legally incorporated and existing under the laws of PRC.
7.1.2	Sign and performs this agreement under its authority and business scope; obtain necessary legal authorization; and not violate any binding or applicable laws and restrictions.
7.1.3	This agreement is legal, effective and binding immediately after signing.
7.2	Party B represents, undertakes and warrants to the other party the following:
7.2.1	Be a company legally incorporated and existing under the laws of PRC.
7.2.2	Sign and performs this agreement under its authority and business scope; obtain necessary legal authorization; and not violate any binding or applicable laws and restrictions.
7.2.3	This agreement is legal, effective and binding immediately after signing.
7.2.4	The advertisement of Party B will not violate any applicable laws, regulations or government policies.

8.	Force Majeure

8.1	Neither party shall be deemed to be in breach of this agreement or otherwise liable to the other party for any delay in performance or any non-performance of any obligations under this agreement (and the time for performance shall be extended accordingly) if and to the extent that the delay or non-performance is due to an event or circumstance beyond the reasonable control of that party (‘an event of Force Majeure’). “Force Majeure” shall mean

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any event out of the parties’ reasonable control, non-foreseeable, or unavoidable even has been foreseen and such event hinders, affects or delays any party’s performance of all or part of its obligations according to this Agreement, including, but not limit to, government’s acts, natural disasters, war, hacker attack or any other similar events.
8.2	The party suffering from Force Majeure is exempted from any responsibilities under this agreement after it has reasonably exerteed its best efforts to overcome such event and perform this agreement. The exemption is limited to the affected obligations. After the causes of the event of Force Majeure been corrected or remedied, both parties shall exert it best efforts to resume the obligations under this agreement.

9.	Effectiveness, Modification and Termination

9.1	This Agreement shall become effective on the date of its being signed and sealed by the authorized representatives of both parties and shall continue in force for a period of one (1) year, unless terminated according to the provision of this agreement. This agreement shall extend upon written agreement of both parties.
9.2	Under the consideration of not damaging the party initiating the termination and within the provision of this agreement or according to laws, either party shall have the right to immediately terminate this Agreement by written notice in case that the other party defaults its obligations, and yet not corrects its breach or takes full, effective and timely measures to remedy its failure, within thirty (30) days after the date of notice by the party demanding the performance.

10.	Settlement of Disputes and Applicable laws

10.1	The Parties shall settle with good faith all disputes regarding to interpretation and enforcement of any provisions of this Agreement by consultation. The disputes that are failed to be resolved by consultation shall be referred to China International Economic and Trade Arbitration Committee for arbitration according to its existing arbitration rules. The place of arbitration shall be in Beijing; and the language used in arbitration shall be Chinese. The decision of arbitration shall be final and binding upon both parties hereto.
10.2	Laws and regulations of PRC shall be applied for conclusion, execution, interpretation and settlement of disputes concerning this agreement.

11.	Miscellaneous

11.1	Both parties may make amendments and supplements to this Agreement in written form, which shall be part of this Agreement with equal legal force.
11.2	If any provision of this Agreement is entirely or partially invalid or unenforceable for the reason of violating laws or government regulations or other reasons, the affected part of such provision shall be deemed as deleted. But deleting the affected part of such provision shall not impose any effect upon the legal effect of other part of such provision and other

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provisions of this Agreement.
11.3	Neither party shall transfer any of the obligations under this Agreement to any third party except with the prior written consent of the other party.

Beijing SINA Internet Technology	Beijing SINA Internet Information
Service Co., Ltd.	Services Co., Ltd.

Authorized Representative	Authorized Representative

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Appendix 1:Contents of Technical Service

Both parties agree hereby that the contents of the technical service specified by this agreement shall include, but not limited to, the following:

1.	Technical Support to Mobile Value-added Telecommunication

1.1	Party A agrees hereby to serve as the technical service supplier and provide desired technical service for mobile value-added telecommunication to party B subject to terms and conditions of this agreement, including, but not limited to the following in connection with mobile value-added telecommunication:

1.1.1 Development, update and upgrade of software on client end;
1.1.2 Development, update and upgrade of software on network server end;
1.1.3 Technical development and maintenance of database;
1.1.4 Technical development of system;
1.1.5 Overall designing of system;
1.1.6 Installation and debugging of system;
1.1.7 Trial operation and testing of system;
1.1.8 Installation and debugging of systematic expansion;
1.1.9 Examination and maintenance of operation hardware equipment;
1.1.10 Daily maintenance of system software;
1.1.11 Update and upgrade service of software.

2.	Technical Support for Network Information Service

2.1	Party A agrees hereby to provide technical service in connection with business operation of the websites to party B including, but not limited to the following:

2.1.1 Development, update and upgrade of software on network client end;
2.1.2 Development, update and upgrade of software on network server end;
2.1.3 Technical development and maintenance of database;
2.1.4 Technical development of website system;
2.1.5 Overall designing of website system;
2.1.6 Installation and debugging of website system;
2.1.7 Operation and test of website system;
2.1.8 Installation and debugging of website systematic expansion;
2.1.9 Examination and maintenance of operation hardware equipment for the websites;
2.1.10	Daily maintenance of website system software;
2.1.11	Update and upgrade service of website system software.
2.2	Prepare, statistic, integrate information used by party B for network information service including, but not limited to those concerning press, finance and economics, science and technology, sport, entertainment, game, fashion, education, medical treatment, sanitation, culture, professionals etc; program database and design technical platform; assist in

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deciding the frame and channel structure of the said contents and provide technical update service.
2.3	Provide designing and technical support for web pages to party B and assist party B to provide easy and friendly interface of various services such as news, shopping, medical treatment, chat, entertainment, search and registration to end users.
2.4	In relation to the system software provided by Party A to Party B for its website operation, Party A shall provide Party B with instruction manual and other information documents of the operational system software of the websites.
2.5	In the event that Party B requires assistance from Party A for its updating of system environment of the websites including operational system environment and database environment, Party A shall render relevant solutions.
2.6	Assist party B in settlement of problems arising from installation and operation of operational equipment of the websites.

3.	Technical Support for Web Advertising

3.1	Party A agrees hereby to provide technical service in connection with web advertising to party B, including, but not limited to the following:

3.1.1 Development, update and upgrade of software for releasing network advertisement;
3.1.2 Installation and debugging of software for releasing network advertisement;
3.1.3 Technical maintenance of software for releasing network advertisement;
3.1.4 Designing and making of network advertisement;

4.	Technical Training

4.1	Party A agrees hereby to provide the following training service to party B and its staffs:

4.1.1 Skill training for Installation and operation of the equipment and facilities;
4.1.2 Training Service for customers service and technology or others;
4.1.3 Training for application of online editing software.

5.	Technical Consultation

5.1	Provide consultation service for the purchase of equipment and software and hardware system needed for network operation developed by party B, including, but not limited to technical advice for selection, systematic installation and debugging of tool software, internet applications and technical platform as well as purchase, type and performance of suitable hardware facilities and equipment.
5.2	In relation to technology project specified by party B, Party A agrees to provide technical consultation service including technical argument, technical forecast, technical investigation for specific subject, report of analysis and assessment to party B
5.3	Provide technical consultation for application of network software, hardware, equipment and online editing software of the system set or to be set by party B.

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5.4	Provide the following information to party B: domestic, oversea and party B’s network service including investigation, analysis and assessment report of trend, technology, cost and income of special network service.
5.5	Party B may make problem inquiry or function consultation on specific technical problems through Email, telephone, fax and the engineers of party A shall assist Party B to settle such problems for clients.
5.6	In case of any emergency out of Party B’ control, the engineers of Party A may log into the websites via telnet to inspection and system and then solve the problems after obtaining consent from Party A.
5.7	Party A may meet the requirements of other technical consultations proposed by party B within its compass.

[Text ends]

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